Since 1857

PATRICK J. TALAMANTES TO SUCCEED GARY B. PRUITT

AS PRESIDENT AND CEO OF McCLATCHY

Kevin S. McClatchy Named Chairman of the Board of Directors

SACRAMENTO, Calif., March 21, 2012 – The McClatchy Company (NYSE-MNI) announced today that Gary B. Pruitt, chairman, president and chief executive of McClatchy, will leave the company May 16, 2012, to become president and chief executive of The Associated Press (AP).

McClatchy’s Board of Directors has named Patrick J. Talamantes, McClatchy’s current vice president, finance and CFO, as Pruitt’s successor. Talamantes, 47, will assume the title of president and CEO and join the company’s Board of Directors. Kevin S. McClatchy, a director of McClatchy since 1998 and a fifth-generation member of the founding McClatchy family, will become chairman of the Board.

“I’ve been a McClatchy employee for 28 years and CEO for the last 16 years. It’s been one of the most rewarding experiences of my life, and I never anticipated leaving before retirement,” said Pruitt, 54. “I just felt I couldn’t pass up this opportunity to lead The Associated Press, one of the world’s largest and most trusted news organizations, at such an exciting and pivotal time.”

Pruitt, who has served on AP’s Board of Directors for the past nine years, said: “I will always take great pride in all that we accomplished at McClatchy over the years, particularly maintaining our commitment to high-quality journalism, seeing the tremendous growth of our digital business and all of the financial progress this company has made in recent years.

“I have the utmost confidence in Pat to lead this company into the future,” Pruitt continued. “I’ve worked side-by-side with Pat for the past 11 years, and he’s played an instrumental role in every major development at McClatchy over that time. He’s smart, dedicated and an extremely gifted executive – there’s no other way to say it – and I’m looking forward to watching McClatchy grow and prosper under his capable leadership.”

Kevin McClatchy, the incoming Board chairman, is a former managing general partner and chief executive of the Pittsburgh Pirates who also served on Major League Baseball’s Executive Council. Before his executive career in baseball, McClatchy spent almost a decade working in the newspaper business, including sales positions with The Newspaper Network, The Sacramento Bee and The Miami Herald. He becomes the first McClatchy family member to serve as Board chairman since 1995.

“We will be forever grateful for Gary’s leadership and service to the company. Gary is a visionary and a dynamic and talented chief executive who led McClatchy’s transformation into the third-largest newspaper company in the United States – one with a thriving, robust digital business prepared for the 21st century,” McClatchy said. “The Associated Press is lucky to have him, and we wish Gary all the best in his adventures ahead.”

Kevin McClatchy continued: “McClatchy has a deep leadership bench, and we’re delighted to promote Pat Talamantes as Gary’s successor. Pat is a world-class executive who represents all of the best qualities of McClatchy. He is a perfect choice to be the company’s new CEO. He has helped stabilize the company’s financial position while ensuring our newspapers and digital operations can fulfill their historic mission of providing high quality, public service journalism to their communities. We couldn’t be more thrilled for Pat and The McClatchy Company.”

Talamantes becomes just the seventh CEO in the 155-year history of the company.

Talamantes joined McClatchy in April 2001 as vice president, finance and CFO. In addition to overseeing all of the company’s financial operations, Talamantes’ responsibilities have grown over the years to include managing the company’s real estate holdings and information technology. In June 2011, Talamantes assumed additional oversight of McClatchy’s Florida operations, which include The Miami Herald, the Spanish-language El Nuevo Herald and the Bradenton Herald newspapers.

“Gary Pruitt is a tough act to follow, but I am, nonetheless, deeply honored to lead McClatchy and extremely confident in this company’s future,” Talamantes said.

“I’m grateful for the support of the McClatchy family and the Board of Directors,” Talamantes said. “We have some of the most talented, hardworking and innovative employees in the news business. Together, we will work to carry out this company’s 155-year-old mission of providing community service and quality journalism, which are just as relevant and important today as they were in the 1800s.”

Before joining McClatchy, Talamantes worked for Sinclair Broadcast Group, a publicly traded television broadcasting company based in Maryland, from 1996 to 2001 and served the last two years as CFO. From 1995 to 1996, Talamantes was treasurer of River City Broadcasting in St. Louis and previously spent nine years in various banking positions with Chemical Bank of New York.

Talamantes holds a bachelor’s degree in economics from Stanford University and an M.B.A. from The Wharton School of the University of Pennsylvania. He and his wife, Scarlett, have two sons, Patrick, 16, and Austin, 13.

Pruitt first joined McClatchy in 1984 as general counsel, managing the company’s legal affairs, including libel and First Amendment issues. He was instrumental in taking the company public in 1988 and the acquisitions of several newspapers.

Pruitt was named president in 1995, CEO in 1996 and chairman in 2001.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Contacts:	Investors:
Elaine Lintecum
Treasurer
916-321-1846
elintecum@mcclatchy.com

Media:

Peter Tira
Communications Director
916-321-1941
ptira@mcclatchy.com